townsquare media group

Steven Price
Chairman and Chief Executive Officer

January 20, 2015

Fellow Shareholders,

2014 was a transformative year for Townsquare Media. We completed our initial public offering in July, becoming the first media company owning significant radio assets to enter the public equity markets in over ten years. In addition, we integrated three large acquisitions involving radio assets purchased in November 2013 and made great strides deploying our differentiated "Townsquare Everywhere" strategic plan across these properties. We delivered strong revenue, direct profit and free cash flow. Finally, we believe that our Company significantly strengthened its position during the year, with better local management, more creative content and stronger integrated sales teams.

BACKGROUND, OUR FOUNDING AND WHY TOWNSQUARE

Since this is our first shareholder letter as a public company, I decided to step back and give you a sense of how we view our Company and our prospects.

In early 2009, a small group of us (all of whom are still senior members of our management team and all with significant equity stakes in the Company) partnered to form a new company to take advantage of the dislocation within the media sector. We started with a blank canvas and a simple question: Which media assets could we buy that would thrive and remain relevant in an environment fast transitioning to digital content and distribution? Which assets could we evolve into a diversified and growing business that capitalized on, rather than cowered from, technology and evolution in consumer behavior? Rather than copying another company's formula, we chose to follow Sir John Templeton's advice that "it is impossible to produce superior performance unless you do something different from the majority."

Our analysis led us to the local advertising and entertainment marketplaces. We felt these marketplaces exhibited stability, untapped growth potential and an enormous opportunity often overlooked by larger media and digital companies who generally focus on national advertising and content opportunities. We came to an unconventional conclusion about attacking this opportunity: that of all forms of media – television, print, radio or digital – it was small and mid-sized market radio assets that were best positioned to reimagine their product offerings, brands and sales forces to increase share within the local advertising and entertainment ecosystems.

Our vision was not only to be a thriving radio company but to employ the key strategic assets resident in the traditional radio business model to launch separate but adjacent businesses with large audiences, which are attractive to advertisers, thereby creating a multi-product local media and entertainment company. These key strategic assets include powerful, heritage radio brands, loyal audiences, many of whom engage on a daily basis with live and local content, large proven local sales forces possessing longstanding relationships with thousands of local small and mid-sized businesses and robust, active local email databases. Our ultimate goal was to use those assets to launch digital content, live event and digital marketing services businesses which would complement the radio stations but also become profitable business lines.

The inquisitive shareholder – and we've had many – often asks two "whys" – why radio and why small and mid-sized markets?

Why start with radio? Put simply, radio has been – and remains – a dominant form of local media and entertainment. Its audience remains remarkably stable, with 91% of Americans listening to terrestrial radio for an average of two hours per day – and some studies suggest it's even higher in our small and mid-sized markets. In other words, the radio audience is large, stable and passionate. The percentage of Americans listening to terrestrial radio each week has remained essentially unchanged each year since 1970. Despite the advent of new audio mediums, the terrestrial radio audience continues to grow and is bigger today than it has ever been – a fact that may be one of the best kept secrets in media. In 2007, 235 million Americans listened weekly to at least some radio. Today that number has increased to 243 million.

We are well aware of the "secular" issues potentially facing all traditional advertising-based media. There have long been audio competitors such as satellite radio, iPods and streaming services and there will be new technologies to come. But to date, despite rampant fears of their dislocating effect on radio consumption, their only discernible effect has been to expand the amount of time people spend with audio devices rather than to erode radio's reach.

One final reason for our confidence: terrestrial radio's audience is inherently segmented by geography and demographic group. Each station targets a certain audience based on the music played, allowing us to provide advertisers with targeted advertising opportunities. And our audiences are passionate about our radio stations and their brands – The Blaze, The Point, The Hawk, K99, WYRK, New Jersey 101.5, and hundreds of others. Their favorite radio station brand represents their community, their identity and manifests their passions. With passion comes engagement and with engagement comes increased opportunity to reach our audiences with multiple adjacent products, a strategy we are successfully deploying across our markets.

Why start with small and mid-sized markets? Because smaller markets are typically less competitive and we believe they are optimal locations to build a diversified, multi-product company that reaches large audiences across multiple platforms. In these markets, we are seeking to operate the largest local digital content business, the largest live event business and the largest digital marketing services business. If our focus was on the nation's largest markets, we believe it would have been difficult, if not impossible to achieve our goal of creating meaningful and profitable digital content, live event and digital marketing services businesses. Further, our view is that the big national media and internet companies are unlikely to deploy local sales forces to actively compete for local dollars in our small and mid-sized markets in the near or medium term, if at all.

OPERATING PHILOSOPHY

We are operators by background and we are employing many of the core philosophies that have made our prior companies highly successful. We believe in a decentralized management structure designed to give the local teams the tools, resources and support necessary to make locally based decisions. We understand that what works in Utica may not work in Albany, despite their proximity. The music that country music enthusiasts in Abilene favor differs from that of those in Lubbock, only 150 miles down the road. And we also know our own limitations: those of us in the corporate headquarters are not best positioned to know the local market dynamics nearly as well as our employees in those markets. Therefore, we empower our in-market leadership to execute our strategy locally.

We also believe in entrepreneurial compensation systems, especially for our in-market leadership. Our local Market Presidents, for example, must achieve their budgeted revenue and direct profit in order to

achieve their target compensation and, when they exceed these budgets, they are compensated with a percentage of the upside on an uncapped basis.

These are examples of the philosophies that Stuart Rosenstein, our Chief Financial Officer, and I employed in the past when we served in similar roles at PriCellular Corporation and LiveWire Systems, businesses we also founded. In fact, PriCellular incorporated a similar strategy of focusing on small and mid-sized markets where local expertise and understanding can be disproportionately valuable. In each of these businesses, we were able to achieve strong returns for our investors.

CAPITAL ALLOCATION

As a management team, we spend considerable time evaluating how best to allocate our capital. Our capital allocation priorities are laser focused on return on investment. Today, our focus is on making accretive acquisitions, prudent internal investments and de-levering through debt repayment. To the extent that we can find acquisitions that complement and extend our businesses at attractive return thresholds, we will seek to deploy capital for those acquisitions. We also reserve a portion of excess cash for internal investments that we believe will generate attractive returns. Absent compelling opportunities, we intend to repay debt in pursuit of our medium-term leverage goal of approximately 4x debt to EBITDA.

As it relates to our acquisition strategy, we have been, and expect to continue to be, very selective about the markets in which we operate and the assets we will look to acquire within those markets. Our strategy is designed for small and mid-sized markets, with fewer competitive pressures. In these target markets, we typically seek to acquire radio stations with the #1 or #2 market share. This allows us to use stations with dominant and trusted brands to launch new products by leveraging the key strategic assets of our acquired properties. Beyond radio, we target digital and live events assets that are complementary to, or strengthened by, our key strategic assets.

2014 HIGHLIGHTS

2014 was a productive year for our Company and we view the results as a validation of our strategy. From a financial perspective, although as of this writing our financial results are not yet final, we estimate that pro forma for all material acquisitions, net revenue increased over 8% from the prior year, far outpacing our traditional radio competitors, and Adjusted EBITDA excluding duplicative and non-recurring corporate expenses grew between 3% and 4%.

From an operating perspective, we made progress across multiple parts of our business. Our Local Advertising segment, which consists of our radio and local digital content businesses, had a solid year despite underperformance in some of our most recently acquired markets, as well as weakness in certain of our northeastern markets. We have replaced in-market leadership in many of those markets and believe they are well positioned going into 2015. Notwithstanding a soft advertising market, our Local Advertising segment achieved low single digit year over year net revenue growth.

We sought to improve the listener experience on our radio stations and our streams. In many cases, we decreased commercial spot loads and endeavored to raise the quality of our programming content. We continue to focus on live and local on-air personalities as the backbone of our content strategy. In addition, we rolled out new advertising products to meet the evolving needs of our clients and launched Townsquare University, an in depth training program for all new sales personnel. Our local digital content business also performed well and we continue to grow our audience and engagement with strong content, on-air promotion as well as excellent search engine optimization and social marketing.

Other Media and Entertainment experienced rapid growth, with revenue growing nearly 40% over the prior year. Our live event business successfully ramped up two major initiatives: On Tap craft beer festivals and Insane Inflatables 5K fun runs. In addition, our music festival business had a banner year, capped off by our acquisition of WE Fest, the nation's largest country music camping festival. Our digital marketing services business, Townsquare Interactive, achieved profitability in both the second quarter and the year, finishing the year with almost 5,000 subscribers. We remain excited about its prospects. Our national digital content business, Townsquare Media, is now a Top 50 Internet property in the U.S. with over 50 million unique visitors, according to ComScore. Our leading owned and operated brands include Taste of Country, Loudwire, Popcrush and Ultimate Classic Rock. The addition of XXL, a leading hip hop and urban site, has helped us meet advertiser demand.

2015 THOUGHTS

We are excited about 2015 and we plan to continue to build our Townsquare Everywhere strategy in the markets we currently operate and to seek to acquire additional assets at prudent prices. In Local Advertising, we believe we must continue to drive cross platform, multi-product sales and continue to enhance and evolve our go to market strategy. To achieve this, we remain highly focused on training and equipping our local content and local sales teams with the best tools and resources to allow them to generate stellar results. In Other Media and Entertainment, we are expanding many of our current live event franchises and continually searching for new concepts that fit our market footprint. In June, we will hold the inaugural Loudwire Music Festival in Grand Junction, Colorado and we are excited about our artist line-ups across all six of our multi-day musical festivals.

THANK YOU

In closing, I would like to thank our shareholders and our debt holders for their support of our management team and confidence in our strategy. I would also like to thank our almost 3,000 employees whose hard work, dedication, creativity and relentless focus on our audience and clients made 2014 a terrific year for our Company. We may not always reach our lofty goals but it will never be for lack of effort or commitment to you, our shareholders.

We are highly focused on driving shareholder value, creating value for our audience and our advertiser clients, providing a best-in-class culture for our employees and serving the communities in which we operate.

Sincerely,



Steven Price
Chairman and Chief Executive Officer

Forward Looking Statements, Preliminary Financial Results and Non-GAAP Financial Measures

This letter contains forward looking statements, preliminary financial results and certain non-GAAP financial measures. For further information regarding these matters, see Exhibit 99.1 to the Company's Current Report on Form 8-K, filed with the SEC on January 20, 2015.